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                                                                 EXHIBIT 99.01

                     MAXIS EMPLOYMENT AGREEMENT AMENDMENT
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          This Maxis Employment Agreement Amendment (this "Agreement") is
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entered into as of June 4, 1997 by and between Electronic Arts Inc., a Delaware corporation, ("Electronic Arts"), and Jeffrey B. Braun a resident of California
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("Employee") to amend that certain Maxis Employment Agreement originally dated
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June 1, 1992, as amended (the "Employment Agreement").  Any references to
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Electronic Arts in this Agreement shall be deemed to include subsidiaries of
Electronic Arts, including without limitation, Maxis, Inc. a Delaware corporation ("Maxis").
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                                   RECITALS

          A. This Agreement is entered into concurrently with the merger of Maxis Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Electronic Arts, with and into Maxis (the "Merger"), pursuant to
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that certain Agreement and Plan of Reorganization among Electronic Arts, Village
Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Electronic Arts, and Maxis, dated of even date herewith (the "Reorganization
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Agreement").
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          B.   Pursuant to the Merger, Maxis will become a wholly owned
subsidiary of Electronic Arts.

          C. Employee has been responsible for the growth and success of Maxis, and Employee's entering into and agreeing to be bound by this Agreement is a material inducement for Electronic Arts and Maxis to consummate the Merger.

          D. In connection with the Merger, Employee shall become an employee of Electronic Arts pursuant to the terms of the Employment Agreement, as such terms are amended herein.

          THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

          On the Effective Date (as defined in the Reorganization Agreement), the parties agree that Employee shall become an employee of Electronic Arts under the terms of the Employment Agreement, with the following amendments thereto, which supersede any contrary terms in the Employment Agreement:

          1. Employee's title, duties, base compensation and bonus compensation will be mutually determined in good faith by Employee and Electronic Arts.

          2. Upon the first anniversary of the Effective Date, the Employment Agreement will terminate (except for Section 20 Severance Compensation, which will survive),
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and thereafter, Employee will be an "at-will" employee of Electronic Arts, subject to Electronic Arts' standard employment policies and practices.

          3. Except as provided above, the Employment Agreement will remain in full force and effect.


IN WITNESS WHEREOF, Electronic Arts and Employee have executed this Agreement as of the date first above written.

EMPLOYEE

 /s/ Jeffrey B. Braun
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Jeffrey B. Braun


ELECTRONIC ARTS INC.

By: /s/ Ruth Kennedy
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Name: Ruth Kennedy
Its: Senior Vice President, General Counsel

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